UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ARMADA ACQUISITION CORP. I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

ARMADA ACQUISITION CORP. I

1760 Market Street, Suite 602

Philadelphia, PA 19103

(215) 543-6886

To the Stockholders of Armada Acquisition Corp. I:

This is a supplement (this “Supplement”) to the definitive proxy statement of Armada Acquisition Corp. I (the “Company”), dated January 5, 2023 (the “Proxy Statement”), that was sent to you in connection with the Company’s annual meeting of stockholders scheduled for 1:00 p.m., Eastern Time, on January 20, 2023, virtually, at https://www.cstproxy.com/armadaacqi/2023 (the “Annual Meeting”).

At the Annual Meeting, the items of business to be voted on are:

1.	To elect one Board nominee to serve as the Class A Director, to serve until the 2026 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

2.	To ratify the appointment of Marcum, LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2023.

3.

To approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a business combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial public offering, from February 17, 2023 for up to six additional months at the election of the Company, ultimately until as late as August 17, 2023. We refer to this proposal herein as the “Extension Proposal”.

4.

To approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal 3. This proposal will only be presented at the Annual Meeting if there are not sufficient votes to approve Proposal 3.

5.	To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

The Company has filed this Supplement with the Securities and Exchange Commission to advise stockholders as to a decrease in the per-share price at which public shares will be redeemed from cash held in the Trust Account following changes in its assumptions as to the Company’s estimated tax liabilities following the issuance of certain clarifications by the U.S. Department of the Treasury (the “Treasury”) regarding the interpretation and operation of the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”).

On or about January 13, 2023, the most recent practicable date prior to the date of this Supplement, the redemption price per share was approximately $10.10, based on the aggregate amount on deposit in the Trust Account of $153,137,246 as of December 31, 2022, including interest (which interest of $1,637,246 is anticipated to be used for taxes payable leaving $151,500,000 available for redemption payments), divided by the number of then outstanding public shares (as defined in the Proxy Statement). The redemption price per share in connection with the Extension Proposal will be calculated based on the aggregate amount on deposit in the Trust Account on January 18, 2023 (two business days prior to the Stockholder Meeting), less the amount of interest income earned on the Trust Account to cover any income or other tax obligation owed by the Company (substantially all of the interest income is anticipated by the Company to be used for tax obligations). The closing price of the Company’s common stock on January 13, 2023 was $10.18. If the closing price of the public shares was to remain the same until the date of the Annual Meeting, exercising redemption rights would result in a public stockholder receiving approximately $0.08 per share less than if the shares were sold in the open market (based on the current per share redemption price as of January 18, 2023). The Company cannot assure stockholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares.

Redemption Rights

If the Extension Proposal is approved, each public stockholder may seek to redeem its public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. The Founder Shares are not subject to redemption pursuant to the Extension Proposal. A public stockholder will have this redemption right regardless of how it voted, or whether it voted, with respect to the Extension Proposal. Holders of public shares who do not elect to redeem their public shares in connection with the Extension will retain the right to redeem their public shares in connection with any stockholder vote to approve a proposed business combination, or if the Company has not consummated a business combination by the Extended Date.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A REQUEST IN WRITING THAT WE REDEEM YOUR PUBLIC SHARES FOR CASH TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY AT THE ADDRESS BELOW, AND, AT THE SAME TIME, COMPLY, OR ENSURE YOUR BANK OR BROKER COMPLIES, WITH THE REQUIREMENTS IDENTIFIED ELSEWHERE HEREIN, INCLUDING DELIVERING YOUR SHARES TO THE TRANSFER AGENT PRIOR TO 5:00 P.M. EASTERN TIME ON JANUARY 18, 2023. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A STOCKHOLDER MUST IDENTIFY ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE ITS LEGAL NAME, PHONE NUMBER, AND ADDRESS IN ORDER TO VALIDLY REDEEM ITS PUBLIC SHARES.

In connection with tendering your shares for redemption, prior to 5:00 p.m. Eastern time on January 18, 2023 (two business days before the Annual Meeting), you must elect either to physically tender your stock certificates to Continental Stock Transfer & Trust Company, 1 State Street Plaza, 30th Floor, New York, New York 10004, Attn: Mark Zimkind, or to deliver your shares to the transfer agent electronically using the Depository Trust Company’s (“DTC”) DWAC system, which election would likely be determined based on the manner in which you hold your shares. The requirement for physical or electronic delivery prior to 5:00 p.m. Eastern time January 18, 2023 (two business days before the Annual Meeting) ensures that a redeeming holder’s election is irrevocable once the Extension Proposal is approved. In furtherance of such irrevocable election, stockholders making the election will not be able to tender their shares after the vote at the Annual Meeting.

Through the DWAC system, this electronic delivery process can be accomplished by the stockholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and the Company’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is the Company’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. The Company does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that deliver their shares through the DWAC system. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

Certificates that have not been tendered in accordance with these procedures prior to 5:00 p.m. Eastern time on January 18, 2023 (two business days before the Annual Meeting) will not be redeemed for cash held in the Trust Account on the redemption date. In the event that a public stockholder tenders its shares and decides prior to the vote at the Annual Meeting that it does not want to redeem its shares, the stockholder may withdraw the tender. If you delivered your shares for redemption to our transfer agent and decide prior to the vote at the Annual Meeting not to redeem your public shares, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed above. In the event that a public stockholder tenders shares and the Extension Proposal is not approved or the Extension is otherwise not implemented, these shares will not be redeemed and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Extension Proposal will not be approved.

The Company anticipates that a public stockholder who tenders shares for redemption in connection with the vote to approve the Extension Proposal would receive payment of the redemption price for such shares soon after implementation of the Extension. The transfer agent will hold the certificates of public stockholders that make the election until such shares are redeemed for cash or returned to such stockholders.

If you exercise your redemption rights, you will be exchanging your shares of the Company’s common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you properly demand redemption and tender your stock certificate(s) to the Company’s transfer agent prior to 5:00 p.m. Eastern time on January 18, 2023 (two business days before the Special Meeting).

Voting Matters

Only stockholders of record of the Company at the close of business on December 15, 2022, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the record date, we had 20,585,251 shares of issued and outstanding common stock entitled to vote at the Annual Meeting.

Before you vote, you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the Extension Proposal and the other matters to be voted on at the meeting. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement. If you have questions about the Extension Proposal or if you need additional copies of the Proxy Statement or the proxy card you should contact: Continental Stock Transfer & Trust Company, 1 State Street Plaza, 30th Floor, New York, New York 10004, Attn: Mark Zimkind.

The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting. This Notice of Annual Meeting of Stockholders and proxy statement, along with a proxy card, was first mailed on or about January 6, 2023 to our stockholders of record as of the Record Date. These materials and our Annual Report on Form 10-K for the year ended September 30, 2022 are also available electronically at https://www.cstproxy.com/armadaacqi/2023.

You are not being asked to vote on a business combination at this time. If the Extension Proposal is approved and implemented and you do not elect to redeem your public shares, provided that you are a stockholder on the record date for a meeting to consider a business combination, you will retain the right to vote on a business combination when it is submitted to stockholders, and you will have the right to redeem your public shares for cash in the event that a business combination is approved and completed or we have not consummated a business combination by the Extended Date.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote at the meeting.

By Order of the Board of Directors, ARMADA ACQUISITION CORP. I

/s/ Stephen P. Herbert
Stephen P. Herbert

Chairman and Chief Executive Officer

Philadelphia, Pennsylvania
January 17, 2023